FORM 8-K




                SECURITIES AND EXCHANGE COMMISSION






                          CURRENT REPORT


                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      November 15, 1995



                          PENTAIR, INC.

              (Exact name of Registrant as specified in its Charter)



     MINNESOTA                        0-4689             41-0907434
(State or other Jurisdiction         (Commission         (IRS Employer
  of Incorporation)                 File Number)        Identification Number)


  1500 County Road B2 West, Suite 400, St. Paul, Minnesota         55113
(Address of Principal Executive Offices)                        (Zip Code)


                           612-636-7920
       (Registrant's Telephone Number, Including Area Code)



  (Former name or former address, if changed since last report)


Item 2.  Acquisition or Disposition of Assets.

    On November 1, 1995, Pentair, Inc. (the Registrant) completed
the purchase of  Fleck Controls, Inc.   The sale price was approximately
$130 million. Fleck Controls designs, manufactures and markets control valves which are major components in residential water softeners, and commercial and industrial water conditioning systems. The headquarters and main manufacturing facility of the company are located in the Milwaukee suburb of Brookfield, Wisconsin. Fleck also operates a manufacturing and distribution system located in Buc, France, about 35 miles southwest of Paris. The company employs about 260 people in Brookfield and 50 in Buc.
    Approximately $120 million of the purchase price is payable in January 1996, pursuant to non-negotiable notes given to the selling shareholders. The balance of the purchase price was paid using revolving borrowings. The notes will be paid from remaining proceeds of the Company's disposition of its Paper Products and Joint Venture segments, receivable in January 1996, and from revolving borrowings.


Item 7:  Financial Statements and Exhibits

The information supplied under this item is supplemented by the following:

    a.   Financial Statements of Business Acquired (Fleck
Controls):

Fleck Controls, Inc. and Affiliates

COMBINED FINANCIAL STATEMENTS
as of December 31, 1994 with
Independent Auditors' Report

Independent Auditors' Report

To the Board of Directors,
Fleck Controls, Inc.:

We have audited the accompanying combined balance shees of FLECK
CONTROLS, INC. (an S Corporation) and affiliates as of December 31, 1994, and the related combined statements of income, owners' equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Fleck Europe, S.N.C., the consolidated partnership, which statements reflect total assets constituting 30 percent of the combined assets at December 31, 1994 and net sales constituting 26 percent of combined net sales for the year then ended. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for Fleck Europe, S.N.C., is based solely upon the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Fleck Controls, Inc. and affiliates as of December 31, 1994 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Vrakas, Blum and Co., S.C.
Brookfield, Wisconsin
February 10, 1995


FLECK CONTROLS, INC. AND AFFILIATES
COMBINED BALANCE SHEET - DECEMBER 31, 1994


ASSETS

CURRENT ASSETS:
Cash and cash equivalents                       $1,894,112
Investments                                      1,396,387
Accounts receivable, net of allowance for
 doubtful accounts of $75,500                    6,354,681
Inventories                                      8,398,008
Other current assets                             1,390,413
TOTAL CURRENT ASSETS                            19,433,601

PROPERTY AND EQUIPMENT:
Tooling and molds                                7,145,884
Shop equipment                                   2,551,431
Furniture and fixtures                           1,396,939
Computer equipment                                 616,773
Vehicles                                           241,303
Land, buildings and improvements                 2,946,216
                                                14,898,546
Less - accumulated depreciation                 10,265,154

NET PROPERTY AND EQUIPMENT                       4,633,392
OTHER ASSETS                                       184,707

TOTAL ASSETS                                    24,251,700

LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt                      0
Accounts payable                               2,057,639
Accrued liabilities                            2,607,921
TOTAL CURRENT LIABILITIES                      4,665,560

OWNERS' EQUITY:
Common Stock                                     169,320
Retained earnings                             16,271,092
Affiliate equity                               1,522,920
Accumulated foreign currency
 translation adjustment                        1,622,808
TOTAL OWNERS' EQUITY                          19,586,140

TOTAL LIABILITIES AND OWNERS' EQUITY          24,251,700

The accompanying notes are an integral part of these statements.



FLECK CONTROLS, INC. AND AFFILIATES
COMBINED STATEMENT OF INCOME
For the year ended December 31, 1994

NET SALES                               60,537,424

COST OF SALES:
Materials                               26,156,655
Direct labor                             4,203,600
Manjfacturing costs                      5,295,093
TOTAL COST OF SALES                     36,655,348

GROSS PROFIT                            24,882,076

ENGINEERING EXPENSES                     2,596,274

SELLING AND ADMINISTRATIVE EXPENSES      6,636,295

INCOME FROM OPERATIONS                  15,649,507

OTHER INCOME, PRIMARILY ROYALTIES,
 INTEREST AND DIVIDENDS                  1,130,877

INTEREST EXPENSE                           286,102
INCOME BEFORE INCOME TAXES              16,494,282

INCOME TAXES                                     0
NET INCOME                              16,494,282

The accompanying notes are an integral part of these statements.


FLECK CONTROLS, INC. AND AFFILIATES
COMBINED STATEMENT OF OWNERS' EQUITY
For the year ended December 31, 1994

                            Common Stock
                     Voting      Nonvoting      Retained   Affiliate     FC
                  Shares Value  Shares  Value   Earnings   Equity        Adj.

Balance , 12-31-93   10    282  5,992  169,038  7,712,402  1,713,849   948,437

Net income                                     16,249,777    244,505

Increase in equity
 from foreign
 currency trans-
 lation adjustment                                                     674,371

Partners' capital
 distributed                                               (435,434)

Dividends paid,
 common stock                                 (7,691,087)

Balance, 12-31-94   10    282  5,992  169,038 16,271,092  1,522,920  1,622,808


The accompanying notes are an integral part of these statements.


FLECK CONTROLS, INC. AND AFFILIATES
COMBINED STATEMENT OF CASH FLOWS
For the year ended December 31, 1994

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                  16,494,282
Add (deduct):
 Depreciation                                1,670,633
 Gain on sale in investments                  (288,796)
 LIFO provision                                222,993
 Other                                          (3,031)
 Increase (decrease) in cash and
 cash equivalents due to changes in:
    Accounts receivable                       (486,634)
    Inventories                             (2,165,109)
    Other current assets                       268,688
    Other assets                                  (800)
     Accounts payable                          161,090
     Accrued  liabilities                     (552,476)
NET CASH FLOW - OPERATING ACTIVITIES        15,320,840

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sale of investments                      1,257,783
Purchases of property and equipment         (2,252,174)

NET CASH FLOW - INVESTING ACTIVITIES          (994,391)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid on common stock              (7,691,087)
Partners' capital distributed                 (435,434)
Payments on long-term debt                  (7,079,596)
NET CASH FLOW - FINANCING ACTIVITIES       (15,206,117)

EFFECT OF EXCHANGE RATE CHANGES
   ON CASH AND CASH EQUIVALENTS                201,657

NET DECREASE IN CASH AND CASH
   EQUIVALENTS                                (678,011)

CASH AND CASH EQUIVALENTS:
Balance, beginning of year                   2,572,123
Balance, end of year                        $1,894,112

ADDITIONAL INFORMATION:
Cash paid during the year for:
 Interest                                      286,102
 Income taxes, net of refunds                  256,326

Transfer of tooling and molds from
 deposits recorded in other current
 assets to property and equipment             364,634


The accompanying notes are an integral part of these statements.

FLECK CONTROLS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
For the year ended December 31, 1994

1.  Summary of significant accounting policies

Basis of presentation - The combined financial statements include the accounts of Fleck Controls, Inc. (referred to as the "parent"), its 99.32 percent owned foreign partnership Fleck Europe S.N.C. (both collectively referred to "Fleck") and a domestic sole proprietorship (referred to as the "affiliate") owned by a shareholder. These entities are collectively referred to as the "company". Fleckenstein Family (France) corporation, an S Corporation owned by a minority shareholder of the parent, owned .68 percent of Fleck Europe S.N.C. This insignificant minority interest has not been considered in the combined financial statements.

All significant intercompany transactions and balances have been eliminated.

Separate information (included in the combined totals), with respect to Fleck Europe S.N.C. as of December 31, 1994 is as follows:

Assets                        $7,261,140
Liabilities                    1,925,965
Owners' equity                 5,335,175
Net sales                     16,004,202
Net income                     4,419,189

Cash and cash equivalents and investments - For purposes of the statement of cash flows, the company considers checking accounts and repurchase agreements to be cash and cash equivalents. The company considers certificates of deposits, money market funds and mutual funds to be investment. The cost of the mutual funds approximated market value at December 31, 1994. The company's policy is to hold certificates of deposit to maturity at which time they are reinvested in similar instruments.

The domestic cash and cash equivalents and investments are held at the bank where the parent maintains its bank accounts.

Inventories - Inventories are stated at cost using the last-in, first-out method for the parent (79 percent of combined inventories) and the first-in, first-out method for Fleck Europe S.N.C. both of which are not in excess of market. Market is defined as net realizable value.

Depreciation - Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets.


Income taxes - By unanimous consent of its shareholders, the parent elected S Corporation status under the provisions of the Internal Revenue Code effective January 1, 1994. Under those provisions and most state laws, the parent generally does not pay federal or state income taxes on its taxable income. However, corporate taxes may be imposed in the event of the disposal of certain corporate assets. As an S Corporation, any taxable income or loss of the parent is includable in the individual income tax returns of the shareholders.

It is the intent of the shareholders to withdraw amounts as dividends at least equivalent to the income taxes that will be payable by them on S Corporation earnings. As of December 31, 1994, the amount of accumulated earnings taxable to the shareholders but not distributed by the parent was approximately $8,600,000.

No income tax provision has been recorded for the partnership and sole proprietorship, as taxable income or loss will be includable in the individual income tax returns of the owners.

Foreign currency translation - The accounts of the foreign partnership were translated into U.S. dollars in accordance with the provisions of Statement of Financial Accounting Standards No. 52 (the "statement"). Management has determined that the French franc is the functional currency. In accordance with the provisions of the statement, foreign currency transaction gains and losses are included in the determination of income. Adjustments resulting from the translation of the foreign assets and liabilities to U.S. dollars are accum-ulated as a separate component of owners' equity and have not been included in the determination of income. There are no deferred income tax requirements with respect to the accumulated foreign currency translation adjustment. The cumulative translation adjustment increased equity by $1,622,808 at December
31, 1994. Gains and losses on foreign currency translations included in the determination of income were insignificant.

Research and development - Research and development expenses are charged to operations when incurred and are included in engineering expenses. Such expenses in 1994 were approximately $1,570,000.

2.  Nature of business

The company is a manufacturer of water softener control valves for commercial and residential markets. The company's products are sold worldwide.

3.  Inventories

Inventories as of December 31, consist of the following:

Raw materials                 $6,713,228
Subassemblies                    805,686
Finished goods                   879,094
                               8,398,088

If the parent had costed its inventories using the first-in, first-out method which approximates replacement cost, the inventories would have been greater by approximately $638,000 as of December 31, 1994.

4.  Long-term debt

The parent has an available $1,000,000 line of credit from its bank bearing interest at prime plus .25%. There was no outstanding balance on this line at December 31, 1994.

5.  Operating lease

Beginning August 1993, the company leases its European facility from a former minority shareholder. Rent expense for 1994 totaled approximately $240,000. The lease includes an annual inflation adjustment. Future minimum lease payments, based on expiration in September 1998, are as follows:

1995                            $240,000
1996                             240,000
1997                             240,000
1998                             180,000

6.  Benefit plans

The parent has a profit sharing plan to which it makes a contribution based on amounts as determined by the board of directors. The amount approved for 1994 was approximately $506,000.

The foreign partnership operates in a country which has various mandated government programs, including national insurance and retirement plans. Such costs are expensed as paid.


FLECK CONTROLS, INC AND AFFILIATES
COMBINED BALANCE SHEET - AUGUST 31, 1995
(unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents          $6,150,603
Accounts receivable, net            8,141,022
Inventories                         9,301,180
Other current assets                2,004,694
TOTAL CURRENT ASSETS               25,597,500

PROPERTY AND EQUIPMENT             16,650,297
Less - accumulated depreciation    10,977,063

NET PROPERTY AND EQUIPMENT          5,673,233
OTHER ASSETS                           63,353

TOTAL ASSETS                       31,334,086

LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                    4,384,760
Accrued liabilities                 4,187,456
TOTAL CURRENT LIABILITIES           8,572,216

OTHER LIABILITIES                     426,827

OWNERS' EQUITY                     22,335,043

TOTAL LIABILITIES
  AND OWNERS' EQUITY               31,334,086


The accompanying notes are an integral part of these statements.


FLECK CONTROLS, INC. AND AFFILIATES
COMBINED STATEMENT OF INCOME
(unaudited)
For the eight months ended August 31, 1995

NET SALES:                                   45,622,297

COST OF SALES                                27,320,040

GROSS PROFIT                                 18,302,257

ENGINEERING EXPENSES                          1,974,277
SELLING AND ADMINISTRATIVE EXPENSES           4,573,464
INCOME FROM OPERATIONS                       11,754,516

OTHER INCOME, PRIMARILY ROYALTIES,
    INTEREST AND DIVIDENDS                      338,889

INTEREST EXPENSE                                 25,192
INCOME BEFORE INCOME TAXES                   12,068,213

INCOME TAXES                                          0
NET INCOME                                   12,068,213


The accompanying notes are an integral part of these statements.

FLECK CONTROLS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS
(unaudited)
For the eight months ended August 31, 1995


1.  Summary of significant accounting policies

The accompanying unaudited condensed combined financial statements do not inlcude all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation have been included.

These statements should be read in conjunction with the financial statements and footnotes included elsewhere in this From 8-K filing.

The results of operations for the eight months ended August 31, 1995 are not necessarily indicative of the operating results to be expected for the full year.

2.  Subsequent event

Effective November 1, 1995,  the company was sold to Pentair, Inc.

  b.     Pro Forma Financial Information:
  The unaudited pro forma condensed statement of income for the nine months ended September 30, 1995 (eight months ended August 31 1995 for Fleck), and the year ended December
31, 1994, set forth the results of operations of the Registrant as restated for discontinued operations, and as adjusted as though the purchase of Fleck Controls had been completed at the beginning of the periods presented. The unaudited condensed statements of income reflect the incremental interest expense on the additional debt due to funding the acquisition as well as the amortization of the goodwill recorded as a result of the transaction.
  The unaudited pro forma condensed balance sheet as of September 30, 1995 (August 31 1995 for Fleck), also reflects the financial position of the Registrant as restated for discontinued operations, and as adjusted as though the purchase of Fleck Controls had been completed at September 30, 1995. The unaudited pro forma condensed balance sheet reflects the addition of the fair value of net assets acquired, the net additional borrowings of long-term debt, certain accruals recorded by Registrant, and the recording of goodwill - the excess purchase price paid over net assets of the business acquired.
  These unaudited pro forma condensed financial statements have been prepared by the Registrant based upon assumptions deemed appropriate for fair presentation of financial information. See the accompanying notes to unaudited pro forma condensed financial statements. The accompanying pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes thereto included in the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and Annual Report on Form 10-K for the year ended December 31, 1994.
  These unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations which would actually have been reported had the transactions been in effect during the period reported or which may be reported in the future.



                          PENTAIR, INC.
             Unaudited Pro Forma Statement of Income
               for the Year Ended December 31, 1994

(All amounts in thousands, except per share amounts)

                         Historical             Fleck Plus
                         Continuing              Pro Forma           Pro Forma
                         Operations            Adjustments             Results

Net Sales                 1,261,705              60,537              1,322,242

Operating costs
Cost of goods sold          892,231      <F3>    37,781                930,102
Selling, general, admin     263,810      <F2>    11,791                275,601

Total operating costs     1,156,131              49,572              1,205,703

Operating income            105,574              10,965                116,539

Interest expense (net)       22,069     <F1>      8,771                 30,840
Income before income taxes   83,505               2,194                 85,699

Provision for income taxes   33,402               1,097                 34,499
Income from
    continuing operations    50,103               1,097                 51,200
Discontinued operations:
 Earnings                     3,497                                      3,497
 Gain on sale                     0                                          0
Net Income                  $53,600                                    $54,697

Earnings per common and
  common equivalent share:
   Primary
    Continuing Operations     $2.43                                      $2.49
    Discontinued Operations
       Earnings                 .19                                        .19
       Gain on Sale             .00                                        .00
             Total            $2.62                                      $2.68
   Diluted
    Continuing Operations     $2.35                                      $2.40
    Discontinued Operations
       Earnings                 .17                                        .17
       Gain on Sale             .00                                        .00
             Total            $2.52                                      $2.57

Weighted average common and
  common equivalent shares
   Primary                   18,422                                     18,422
   Diluted                   21,040                                     21,040


See Notes to Unaudited Pro Forma Condensed Financial Statements.


                          PENTAIR, INC.
             Unaudited Pro Forma Statement of Income
           for the Nine Months Ended September 30, 1995
          (eight months ended August 31 1995 for Fleck)

(All amounts in thousands, except per share amounts)


                         Historical             Fleck Plus
                         Continuing              Pro Forma           Pro Forma
                         Operations            Adjustments             Results


Net sales                    1,025,377              45,622           1,070,999

Operating costs
 Cost of goods sold            727,288       <F3>   28,945             756,233
 Selling, general, admin       214,047       <F2>    8,609             222,646

Total operating costs          941,335              37,554             978,879

Operating income                84,042               8,068              92,110

Interest expense (net)          12,530        <F1>   6,150              18,680

Income before income taxes      71,512               1,918              73,430

Provision for income taxes      29,012                 959              29,971

Income from
 continuing operations          42,500                 959              43,459
 Discontinued operations:
 Earnings                        4,566                                   4,566
 Gain on sale                   12,134                                  12,134
Net Income                     $59,200                                 $60,159

Earnings per common and
  common equivalent share:
   Primary
     Continuing Operations      $2.07                                    $2.14
     Discontinued Operations
        Earnings                  .25                                      .25
        Gain on Sale              .65                                      .65
            Total               $2.97                                    $3.04
 Diluted
    Continuing Operations       $1.98                                    $2.03
    Discontinued Operations
       Earnings                   .22                                      .22
       Gain on Sale               .57                                      .57
            Total               $2.77                                    $2.82

Weighted average common and
  common equivalent shares
   Primary                     18,619                                   18,619
   Diluted                     21,173                                   21,173




See Notes to Unaudited Pro Forma Condensed Financial Statements.


                          PENTAIR, INC.
                Unaudited Pro Forma Balance Sheet
                     as of September 30, 1995
                    (August 31 1995 for Fleck)

(All amounts in thousands, except per share amounts)

                                    Historical      Fleck Plus
                                    Continuing      Pro Forma        Pro Forma
                                    Operations      Adjustments        Results

ASSETS

Current assets
Cash and temp investments               26,623           2,451          29,074
Accounts receivable - net              364,429           8,141         372,570
Inventory                              226,032           9,301         235,333
Other current assets                    35,914           2,004          37,918
  Total current assets                 652,998          21,897         674,895

Property, plant
    and equipment - net                239,936    <F3>   9,673         249,609
Other assets                           220,182    <F2> 111,429         331,611

    Total assets                    $1,113,116         142,999      $1,256,115

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable                        76,322           4,385          80,707
Accrued liabilities                    159,627           4,187         163,814
Income taxes                             9,647               0           9,647
Current maturities of
   long-term debt                        2,447               0           2,447
 Total current liabilities             248,043           8,572         256,615

Long-term debt                         242,398    <F1> 133,000         375,398
Other liabilities                      123,345             427         123,772
Deferred income taxes                    8,600           1,000           9,600

Shareholders' equity                   490,730               0         490,730

Total liabilities and
        shareholders' equity          $1,113,116       142,999      $1,256,115



See Notes to Unaudited Pro Forma Condensed Financial Statements.

Notes to Unaudited Pro Forma Condensed Financial Statements

[FN]

    (1) Adjustments were made to interest expense to reflect the incremental borrowings of approximately $133 million to purchase Fleck Controls on January 1, 1994. The borrowings were weighted over the year to take into account cash flows of Fleck used to reduce borrowings. The average annual interest rate used in 1994 and 1995 was 7.0 percent.


    (2)                 Goodwill of approximately $110 million will be
                        recorded as part of the transaction.   Adjustments
                        were made to reflect amortization of goodwill over a period of 25 years.

   (3) Write-ups to fair value of equipment and tooling of $4 million will be recorded as part of the transaction. A majority will be depreciated over a 3 year period.



     c.   Exhibits

    (2.1)     Stock Purchase Agreement By and Among
              Pentair, Inc. and Fleck Controls, Inc. and all the shareholders of the company dated
              October 16, 1995

    (2.2)     First Amendment to Stock Purchase
              Agreement By and among Pentair, Inc.,
              Fleck Controls, Inc. and Shareholders dated
              November 1, 1995

    (4.1) Form Non-Negotiable Promissory Note given to sellers regarding the above transaction.

    (99)      Press Release dated November 1, 1995




SIGNATURES

  Pursuant to the requirements of the Securities Exchange
  Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENTAIR, INC.

By: David D. Harrison
Executive Vice President &
Chief Financial Officer
Dated: November 15, 1995